SP HOLDINGS LLC
1307 Palisades Beach Road
Santa Monica, CA 90401

June 11, 2003

Mr. Leonard Armato
Association of Volleyball Professionals
1600 Rosecrans Avenue
Building 7, Suite 310
Manhattan Beach, California 90266

Re: Engagement Letter

Dear Leonard:

I am pleased to confirm the terms of SP Holdings LLC (the "Company") consulting and advisory services with the Association of Volleyball Professionals (the "AVP").

Services to be Provided: You have engaged us to render consulting and advisory advices in connection with miscellaneous matters that may arise from time to time, and such other matters as we may agree to handle on your behalf from time to time.

I will be primarily responsible for these services and will utilize other consultants and support staff, as needed, in the best exercise of our professional judgment. If at any time you have any questions or concerns, feel free to contact me.

Fees: You agree to pay fees as agreed on a project by project basis for restructuring and financing.

Success Fees: You agree to pay the Company a success fee for each transaction which the Company manages which results in financing. Each fee will be will have two components:

a) A fee equal to 5% of the aggregate proceeds from the funds invested in the AVP by investors, which will be paid immediately upon receipt of investment proceeds by the Company;

b) A grant of common stock of the AVP for the number of shares, valued at the current investment rounds price per share, equaling 5% of the aggregate proceeds.

Costs and Other Company Charges: You agree to pay us for all costs and other Company charges incurred in performing the services. Such costs may include messenger fees; long distance telephone expenses; clerical staff overtime; and travel expenses such as parking, airfare, meals, and hotel accommodations. Other Company charges may include in-house photocopying, facsimile and computer legal research. You may be required to advance major costs.

Termination of Services: Either party shall have the right at any time to terminate our consulting and advisory services upon written notice to the other. Such termination shall not, however, relieve you of the obligation to pay us promptly for our services rendered and costs incurred prior to such termination. You agree to pay us in advance for the time and expense of duplicating records requested by you following the termination or completion of our services. You agree to sign any documents reasonably necessary to complete our discharge or withdrawal.

Disclaimer of Guaranty. You understand that we have made no promises or guaranties to you about the result of the services we perform. Any statements we make regarding the likely or probable outcome of the services we perform are our good faith estimate of such result, and represent a statement of opinion only, and are not to be construed or interpreted as a promise or guaranty to you.

Retention of Files. You agree that we will retain the files for your matter(s) for only five (5) years after we cease work on the matter(s). Thereafter, we will notify you of your right to retrieve the files in writing by a letter sent to the same address as this Engagement Letter (or to another address if you so specify to us in writing before the five-year period runs). You agree that if you do not thereafter make arrangements to retrieve the files within 60 days of the date of our letter to you, we have the right to destroy the files without further notice to you.

Miscellaneous: We will keep you reasonably informed as to the status of the matter and as to the courses of action which we are following or which we recommend.

You agree to keep us apprised of all developments regarding this matter, to cooperate with us and to be reasonably available to attend meetings and other proceedings in connection with the matter. You acknowledge that this engagement by our Company does not involve representation of your interests in any matter other than this matter or specific other matters in which we agree to represent you.

This agreement shall apply to any additional or subsequent matters we agree to undertake on your behalf unless we agree in writing to some different arrangement.

Sincerely,

Scott Painter
Chairman

ASSOCIATION OF VOLLEYBALL PROFESSIONALS

By: ______________________________

Leonard Armato
Chief Executive Officer

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.
6100 Center Drive
Suite 900
Los Angeles CA 90045

(310) 426-8000

January 3, 2005

Mr. Scott Painter
c/o ASSOCIATION OF
VOLLEYBALL PROFESSIONALS, INC.
6100 Center Drive
Suite 900
Los Angeles CA 90045

Dear Scott:

This sets forth our agreement pursuant to which you will provide consulting services to the undersigned ("AVP") as described below. This agreement supersedes all prior and contemporaneous agreements.

You will provide financial consulting services regarding AVP's operations and fund-raising efforts at such times as AVP shall request. You shall not offer to sell to any investor or potential investor any securities of AVP or any other person or solicit from any investor or potential investor any offer to buy securities of any person. You represent and warrant to AVP that you have not engaged in any such solicitation with respect to the Units Offering, as defined below, or the Bridge Notes, as defined in the Offering Memorandum referred to below.

In compensation for your services, you shall receive, with respect to any equity offering completed during the term hereof, compensation equal to 7.97% of the proceeds thereof, of which 2.5% of such compensation shall be in cash, but not to exceed $150,000, and the remaining consideration shall be paid in Management Warrants, as defined in the Offering Memorandum for the offering ("Units Offering") of Othnet, Inc. units of Series B Convertible Preferred Stock and Common Stock Purchase Warrants, of which Maxim Group LLC shall serve as Placement Agent. Notwithstanding any else contained herein, you shall receive such compensation with respect to up to $2,000,000 of principal amount of converted Bridge Notes, as defined in the Offering Memorandum, and with respect to the Units Offering. The exercise price of the Management Warrants issued to you shall equal the lesser of 110% of the fair market value of a share of Othnet common stock on the date of grant or $.31 per share, if the Units Offering closes. Otherwise, the exercise price shall equal the weighted average price issue price applicable to the Common Stock underlying the securities sold in the next equity offering and the Bridge Notes Offering; for purposes of the latter, the bonus shares of Common Stock shall be deemed sold at their par value per share

You hereby acknowledge receipt of AVP's cash payment of $100,000, representing full payment of the cash portion of your compensation regarding the Bridge Notes and a $50,000 advance toward your cash compensation respecting the Units Offering.

This agreement may be terminated by either party on seven days' notice, but any such termination shall not impair any right you have to compensation earned prior to the date of termination.

Please confirm that the foregoing accurately reflects our agreement by signing below in the space provided and returning this agreement to the undersigned, whereupon this agreement shall constitute a binding agreement between us effective May 1, 2003.

Very truly yours,
ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: ______________________
Andrew Reif
Chief Operating Officer

CONFIRMED AND AGREED:

____
Scott Painter

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